Filed pursuant to Rule No 424(b)(3)
File Number  333-87774

Prospectus Supplement No. 5
(to Prospectus dated August 28, 2002)

EVERGREEN ENERGY INC.

24,595,204 Shares of Common Stock

This Prospectus Supplement No. 5 supplements our prospectus dated August 28, 2002. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 5 in conjunction with the prospectus listed above.

Amendments to Selling Stockholder Table

The information contained in the table and in the footnotes to the table under the heading “Selling Stockholders” is hereby amended with respect to the selling stockholders listed below as follows:

Selling Stockholder	Total Common Stock Beneficially Owned Before Offering	Maximum Number of shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering
Name	(1) Number	Number		(2) Number	(3) %

Andrade Enterprises II, LLC	22,625	20,100	(15)	2,525	*
Jerome B. and Annette S. Baesel	40,201	40,201	(16)	0	*
Kerry Breitbart	85,879	85,879	(17)	0	*
William F. Britt	37,158	37,158	(18)	0	*
Denney Cancelmo	37,158	37,158	(19)	0	*
Chula Partners, LP	85,844	85,844	(20)	0	*
Steven Foster	85,879	85,879	(21)	0	*
Paul C. Heeschen Revocable Living Trust	51,506	51,506	(22)	0	*
Sequoia Enterprises, L.P.	331,503	331,503	(23)	0	*
Vessel Partners, L.P.	125,136	125,136	(24)	0	*
John J. Hentrich	10,054	10,054	(25)	0	*
Philip G. Hirsch	50,045	30,045	(26)	20,000	*
ArleneKaplan	62,234	62,234	(27)	0	*
Harris Kaplan	437,922	262,922	(28)	175,000	*
Lauren Kaplan	43,989	41,489	(29)	2,500	*
Heide Lankeit	26,319	25,569	(30)	750	*
John Lovoi	141,422	42,922	(31)	98,500	*
Paul B. Loyd, Jr.	85,844	85,844	(32)	0	*
The Nelson Family 1995 Trust	85,844	85,844	(33)	0	*
Steve & Karen Rubin	264,610	214,610	(34)	50,000	*
Harry & Leslie Silver	110,105	107,305	(35)	2,800	*

Selling Stockholder	Total Common Stock Beneficially Owned Before Offering	Maximum Number of shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering
Name	(1) Number	Number		(2) Number	(3) %

Dennis A. & Lynnette J. Smith	42,922	42,922	(36)	0	*
Carey Turnbull, IRA	42,939	42,939	(37)	0	*
Westcliff Alternative Holdings, LP	859,270	859,270	(38)	0	*
Westcliff Alternative Holdings SA, LP	2,832,848	2,832,848	(39)	0	*
Westcliff Capital Management, LLC	280,969	280,969	(40)	0	*
W S Investments, L.P.	211,605	211,605	(41)	0	*
Ken Zito	85,879	85,879	(42)	0	*

____________________
(15)
Includes 4,952 shares of common stock and 15,148 shares of common stock issuable upon exercise of warrants that were distributed to Andrade Enterprises II, LLC by Westcliff Public Ventures KFX, LP on January 31, 2007. Michael Landon Andrade has the power to vote and/or dispose of the shares held by Andrade Enterprises II, LLC.

(16)
Includes 9,904 shares of common stock and 30,297 shares of common stock issuable upon exercise of warrants that were distributed to Jerome B. and Annette S. Baesel by Westcliff Public Ventures KFX, LP on January 31, 2007.

(17)
Includes 21,157 shares of common stock and 64,722 shares of common stock issuable upon exercise of warrants that were distributed to Kerry Breitbart by Westcliff Public Ventures KFX, LP on January 31, 2007.

(18)
Includes 9,154 shares of common stock and 28,004 shares of common stock issuable upon exercise of warrants that were distributed to William F. Britt by Westcliff Public Ventures KFX, LP on January 31, 2007.

(19)
Includes 9,154 shares of common stock and 28,004 shares of common stock issuable upon exercise of warrants that were distributed to Denney Cancelmo by Westcliff Public Ventures KFX, LP on January 31, 2007.

(20)
Includes 21,148 shares of common stock and 64,696 shares of common stock issuable upon exercise of warrants that were distributed to Chula Partners, L.P. by Westcliff Public Ventures KFX, LP on January 31, 2007. Warren Berman, the General Partner, has the power to vote and/or dispose of the shares held by Chula Partners, L.P.

(21)
Includes 21,157 shares of common stock and 64,722 shares of common stock issuable upon exercise of warrants that were distributed to Steven Foster by Westcliff Public Ventures KFX, LP on January 31, 2007.

(22)
Includes 12,689 shares of common stock and 38,817 shares of common stock issuable upon exercise of warrants that were distributed to Paul C. Heeschen Revocable Living Trust by Westcliff Public Ventures KFX, LP on January 31, 2007. Paul C. Heeschen has the power to vote and/or dispose of the shares held by Paul C. Heeschen Revocable Living Trust.

(23)
Includes 84,533 shares of common stock and 246,970 shares of common stock issuable upon exercise of warrants that were distributed to Sequoia Enterprises, L.P. by Westcliff Public Ventures KFX, LP on January 31, 2007. Paul C. Heeschen, the General Partner, has the power to vote and/or dispose of the shares held by Sequoia Enterprises, L.P.

(24)
Includes 34,689 shares of common stock and 90,447 shares of common stock issuable upon exercise of warrants that were distributed to Vessel Partners, L.P. by Westcliff Public Ventures KFX, LP on January 31, 2007. Paul C. Heeschen, the General Partner, has the power to vote and/or dispose of the shares held by Vessel Partners, L.P.

(25)
Includes 2,477 shares of common stock and 7,577 shares of common stock issuable upon exercise of warrants that were distributed to John J. Hentrich by Westcliff Public Ventures KFX, LP on January 31, 2007.

(26)
Includes 7,402 shares of common stock and 22,643 shares of common stock issuable upon exercise of warrants that were distributed to Philip G. Hirsch by Westcliff Public Ventures KFX, LP on January 31, 2007.

(27)
Includes 15,332 shares of common stock and 46,902 shares of common stock issuable upon exercise of warrants that were distributed to Arlene Kaplan by Westcliff Public Ventures KFX, LP on January 31, 2007.

(28)
Includes 64,773 shares of common stock and 198,149 shares of common stock issuable upon exercise of warrants that were distributed to Harris Kaplan by Westcliff Public Ventures KFX, LP on January 31, 2007.

(29)
Includes 10,221 shares of common stock and 31,268 shares of common stock issuable upon exercise of warrants that were distributed to Lauren Kaplan by Westcliff Public Ventures KFX, LP on January 31, 2007.

(30)
Includes 6,299 shares of common stock and 19,270 shares of common stock issuable upon exercise of warrants that were distributed to Heide Lankeit by Westcliff Public Ventures KFX, LP on January 31, 2007.

(31)
Includes 10,574 shares of common stock and 32,348 shares of common stock issuable upon exercise of warrants that were distributed to John Lovoi by Westcliff Public Ventures KFX, LP on January 31, 2007. Mr. Lovoi’s ownership following this offering includes options to purchase 98,500 shares of common stock. Mr. Lovoi currently serves as a member of our Board of Directors.

(32)
Includes 21,148 shares of common stock and 64,696 shares of common stock issuable upon exercise of warrants that were distributed to Paul B. Loyd, Jr. by Westcliff Public Ventures KFX, LP on January 31, 2007.

(33)
Includes 21,148 shares of common stock and 64,696 shares of common stock issuable upon exercise of warrants that were distributed to The Nelson Family 1995 Trust by Westcliff Public Ventures KFX, LP on January 31, 2007. Warren Nelson, Trustee, has the power to vote and/or dispose of the shares held by The Nelson Family 1995 Trust.

(34)
Includes 52,871 shares of common stock and 161,739 shares of common stock issuable upon exercise of warrants that were distributed to Steve & Karen Rubin by Westcliff Public Ventures KFX, LP on January 31, 2007.

(35)
Includes 26,436 shares of common stock and 80,869 shares of common stock issuable upon exercise of warrants that were distributed to Harry & Leslie Silver by Westcliff Public Ventures KFX, LP on January 31, 2007.

(36)
Includes 10,574 shares of common stock and 32,348 shares of common stock issuable upon exercise of warrants that were distributed to Dennis A. & Lynnette J. Smith by Westcliff Public Ventures KFX, LP on January 31, 2007.

(37)
Includes 10,578 shares of common stock and 32,361 shares of common stock issuable upon exercise of warrants that were distributed to Carey Turnbull, IRA by Westcliff Public Ventures KFX, LP on January 31, 2007. Carey Turnbull has the power to vote and/or dispose of the shares held by Cary Turnbull, IRA.

(38)
Includes 206,382 shares of common stock and 652,888 shares of common stock issuable upon the exercise of warrants that were transferred to Westcliff Alternative Holdings, LP by Westcliff Public Ventures KFX, LP on October 2, 2006. Richard S. Spencer, a former member of our Board of Directors, in his capacity as Managing Member of Westcliff Capital Management, LLC, the investment advisor to Westcliff Alternative Holdings, LP, has the power to vote and/or dispose of the shares held by Westcliff Alternative Holdings, LP. Mr. Spencer and Westcliff Capital Management, LLC disclaim beneficial ownership of any securities except to the extent of their pecuniary interest.

(39)
Includes 652,099 shares of common stock and 2,180,749 shares of common stock issuable upon exercise of warrants that were transferred to Westcliff Alternative Holdings SA, LP by Westcliff Public Ventures KFX, LP on October 2, 2006. Richard S. Spencer, a former member of our Board of Directors, in his capacity as Managing Member of Westcliff Capital Management, LLC, the investment advisor to Westcliff Alternative Holdings SA, LP, has the power to vote and/or dispose of the shares held by Westcliff Alternative Holdings SA, LP. Mr. Spencer and Westcliff Capital Management, LLC disclaim beneficial ownership of any securities except to the extent of their pecuniary interest.

(40)
Includes 69,218 shares of common stock and 211,751 shares of common stock issuable upon exercise of warrants that were distributed to Westcliff Capital Management, LLC by Westcliff Public Ventures KFX, LP on January 31, 2007. Amounts shown do not include securities owned in various accounts managed by Westcliff Capital Management, LLC, an investment adviser registered with the Securities and Exchange Commission. Richard S. Spencer, a former member of our Board of Directors, has the power to vote and/or dispose of the shares held by Westcliff Capital Management, LLC. Mr. Spencer and Westcliff Capital Management, LLC disclaim beneficial ownership of any securities except to the extent of their pecuniary interest.

(41)
Includes 52,130 shares of common stock and 159,475 shares of common stock issuable upon exercise of warrants that were distributed to W S Investments, L.P. by Westcliff Public Ventures KFX, LP on January 31, 2007. James Regan, the General Partner, has the power to vote and/or dispose of the shares held by W S Investments, L.P.

(42)	Includes 21,157 shares of common stock and 64,722 shares of common stock issuable upon exercise of warrants that were distributed to Ken Zito by Westcliff Public Ventures KFX, LP on January 31, 2007.

The date of this prospectus supplement is February 21, 2007.